Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated August 13, 2025, pertaining to the Qorvo, Inc. Amended and Restated 2022 Stock Incentive Plan and the Qorvo, Inc. Amended and Restated 2007 Employee Stock Purchase Plan of our reports dated May 19, 2025, with respect to the consolidated financial statements of Qorvo, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Qorvo, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended March 29, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

August 13, 2025